Exhibit 99.1

UScellular Announces Expected Amount of Special Dividend
Expects to issue special dividend of $22.50 - $23.75 per share to shareholders

Contingent on closing the sale of the wireless operations and subject to board approval

CHICAGO (July 24, 2025) — United States Cellular Corporation (NYSE:USM) (the “Company”) today announced that it expects its Board of Directors to approve a special cash dividend in the aggregate range amount of $1.950 billion - $2.075 billion following the closing of the sale of the Company’s wireless operations and select spectrum assets to T-Mobile US, Inc. The expected dividend is in the range of $22.50 - $23.75 per Common Share and Series A Common Share. The board is expected to set a record and payment date at the time of declaration.

"We are pleased to provide additional clarity on the expected special dividend to UScellular shareholders, subject to the approval of the Board of Directors and contingent on the closing of the T-Mobile transaction. We expect this to be the first of potentially several special dividends issued to shareholders as a result of our announced transactions,” said Laurent Therivel, UScellular President and CEO. “We believe that payment of a dividend in this approximate amount will leave the post-closing business with ample liquidity and financial flexibility to meet capital requirements and general business needs for the foreseeable future.”

Additional Details of Cash Available for Distribution

The following table provides a reconciliation between the gross purchase price and the expected net cash available for distribution following the expected close of the T-Mobile transaction. Certain amounts in this table are estimates:

Dollars in millions
Gross purchase price (1)	$4,400
Contingent purchase price adjustment	(90)
Estimated amount of senior notes assumed in exchange offer	(1,665)
Repayment of term loans	(865)
Proceeds from new term loan	320
UScellular cash tax obligation	(275)
Cash obligations to employees	(150) - (200)
Other adjustments, proceeds, and costs, net	(25) - (100)
Cash (2)	425
Net cash available for distribution	$1,950 - $2,075

(1)    Expected proceeds at closing include $400 million of funds from the sale of spectrum licenses related to designated entities. Final UScellular buyout of the equity interest in the designated entities has been completed. As such, those licenses are expected to be conveyed to T-Mobile upon the initial closing.
(2)    Excess cash - Represents a substantial majority of cash on hand at the beginning of 2025 and cash generated by UScellular’s business in 2025. UScellular’s remaining business, after sale of its wireless operations, will have a significantly different financial and operational profile, and is also significantly smaller in size. Accordingly, the cash balance required to operate and meet the working capital and investment needs of the remaining business is expected to be substantially less than the corresponding cash balance required to operate UScellular’s legacy business that includes its wireless operations. Such excess cash is included in the amount available for payment of the expected special dividend.

Telephone and Data Systems, Inc. (NYSE:TDS), which is expected to own approximately 81% of the equity of UScellular as of the closing of the T-Mobile transaction, will receive its pro-rata share of the special dividend.

Additional Developments - In a separate press release issued today, UScellular announced two additional developments that are also subject to the closing of the sale of the wireless operations. First, upon closing, the Company intends to change its name to Array Digital Infrastructure, Inc. Second, Doug Chambers will serve as interim CEO of the post-closing Array business. For more information, please refer to the press release which can be accessed on the Company’s website.

About UScellular

United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to customers with 4.4 million retail connections in 21 states. The Chicago-based company had 4,100 full- and part-time associates as of March 31, 2025. For more information about UScellular, visit uscellular.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes statements regarding the amount of the expected dividend to be paid following the expected closing of the T-Mobile transaction and statements regarding the various items shown above that impact the calculation of that expected dividend. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include but are not limited to: whether the announced transactions whereby UScellular has agreed to sell its wireless operations and selected spectrum assets will be successfully completed, whether the USCC Board will elect to declare the dividend and whether an unexpected development will arise that impacts the cash currently expected to be available following the closing. Investors are encouraged to consider these and other risks and uncertainties that are more fully described under “Risk Factors” in the most recent filing of UScellular's Form 10-K, as updated by any UScellular Form 10-Q filed subsequent to such Form 10-K.

Contacts
Colleen Thompson, Vice President-Corporate Relations
colleen.thompson@tdsinc.com

Julie Mathews, IRC, Director – Investor Relations
julie.mathews@tdsinc.com